Exhibit 99.1

Company Contact Pam Scott
VP, Corporate Communications
509-777-6393 (d)
509-570-4610 (c)
Pam.Scott@redlion.com

RLHC to Acquire GuestHouse International and Settle Inn Brands

Transaction Provides National Footprint While More Than Doubling the RLHC Brand Network to 130 Hotels in 30 States

Spokane, Wash., April 23, 2015 – RLHC (Red Lion Hotels Corporation, NYSE: RLH) announced today the company has entered into a definitive agreement to acquire the intellectual property assets and all hotel franchise license agreements of GuestHouse International, L.L.C. for $8.5 million plus a potential additional payment of up to $1.5 million. The acquisition will expand RLHC’s presence across the country by adding two recognized hotel brands with 73 GuestHouse International and Settle Inn & Suites franchise license agreements. The transaction, which is expected to close on April 30, will more than double the RLHC brand portfolio from 57 to 130 hotels in 30 states.

“This acquisition is another step in our asset-light strategy to re-invest in quality growth opportunities that leverage our pioneering technology and operating programs,” said Greg Mount, RLHC President & CEO. “We plan to use our scale, network of owner relationships, and powerful digital and ecommerce platforms to improve operating performance for all GuestHouse and Settle Inn hotels. The GuestHouse and Settle Inn brands are well regarded and a natural expansion from our existing brands. We look forward to incorporating these hotels and their consumer base into our existing network and the opportunity to leverage our guest management and delivery platforms to enhance operating efficiencies and RevPAR performance at these hotels. We think this will drive value for our franchise owners and our shareholders.”

Mount went on to say, “The addition of these established hotel brands in the attractive and growing economy segment provides us a national footprint and immediately delivers substantial economies of scale.”

“We expect that introducing our RevPak guest management system will provide GuestHouse and Settle Inn hotel owners similar occupancy and ADR gains to those we have already achieved in our current hotel system and anticipate stabilized annual EBITDA contribution of $1.5 million to $2.0 million from this added portfolio,” said Jim Bell, Chief Financial Officer for RLHC. “We expect the transaction to be immediately accretive to RLHC on an EBITDA basis and the addition of these franchises should create even greater long-term value for our guests, our franchisees and our shareholders.”

According to the terms of the agreement, RLHC will acquire the franchise license agreements on all 73 of the franchised hotels in the GuestHouse and Settle Inn network for payments of up to $10 million. Of this amount, $8.5 million will be funded at closing, and some or all of the remaining balance will be paid out six months following closing based upon achievement of mutually agreed performance targets. The company plans to use a portion of the cash proceeds from the recent sale of its Bellevue property to fund the acquisition.

The company expects the vast majority of the 73 franchised hotels, totaling 5,187 guest rooms, to continue to operate under their existing branding while converting to the brand standards and superior distribution systems available from RLHC. Currently, GuestHouse and Settle Inn hotels are located in 24 states, including Alabama, Alaska, Arkansas, California, Florida, Georgia, Iowa, Idaho, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, Montana, New Mexico, North Carolina, Oregon, South Dakota, Tennessee, Texas, Washington and Wisconsin. In addition to many of these states, RLHC has properties in Arizona, Colorado, Maryland, Nevada, Ohio and Utah.

“With five brands in three hotel segments, we will have a broader base to both expand with our existing franchisees, as well as attract new ones,” said Mount. “We have an aggressive appetite for growth through franchising and are confident that this is a major step forward.”

“This agreement is beneficial for both GuestHouse and Settle Inn owners as well as RLHC,” said Brendan Watters, CEO of GuestHouse International, L.L.C. “It provides GuestHouse and Settle Inn owners with a strong franchise support system to facilitate RevPAR growth, such as industry-leading technology assembled by RLHC which is renowned for its forward-looking digital marketing and ecommerce practices along with the significant operating improvements driven by these systems. RLHC shares my commitment to provide an exceptional customer experience and I cannot think of a better fit for these franchises.”

About RLHC:

Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, management and ownership of midscale and upscale hotels. Established in 1959, the company has more than 55 hotels system wide and also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

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About GuestHouse International and Settle Inn:

The GuestHouse International brand started in San Antonio, Texas, in 1982. Nearly 10 years later, in 1992, the Settle Inn opened its first location in Kaukauna, Wisconsin. The two companies merged in 2006 when Settle Inn acquired GuestHouse International. The hotels have continued to operate under their original brand names, although in 2008 the company began doing business as Boomerang Hotels under its founder and CEO Brendan Watters.

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